CALIFORNIA LAW ENFORCEMENT AGENCIES COMPLETE
DEPLOYMENT OF IMAGIS' BIOMETRIC FACIAL
RECOGNITION AND BOOKING SYSTEM

Vancouver, Canada, February 12, 2002 - Imagis Technologies Inc., (OTCBB: IGSTF; Germany: IGY; CDNX: NAB), ("Imagis") a leading developer and marketer of advanced biometric software, and ORION Scientific Systems ("Orion"), an international software consulting firm, today announced that they have completed the deployment of a digital image and data sharing solution for use at all law enforcement agencies throughout Alameda County, California ("Alameda County"). The solution, which is based on Imagis' facial recognition software, ID-2000™, and its Computerized Arrest and Booking System ("CABS"), is the largest county-wide deployment of a centralized digital booking system in the western United States.

The network created by Imagis and ORION replaces traditional methods of arrestee processing, verification and identification, providing Alameda County law enforcement officials with improved access to stored images and data for suspect identification, criminal investigations and line-up creation. The solution combines the facial recognition capabilities of ID-2000 with the data and image sharing technology of CABS, enabling Alameda County law enforcement officials to capture and store digital facial images and suspect information in a single, shared database. This information can be accessed anytime and from any location, including jails and mobile units throughout the County.

"By creating a powerful, county-wide network to share criminal data and facial images, every law enforcement agency in Alameda County improves both the efficiency and accuracy of criminal identification and case investigations, ultimately leading to enhanced community safety," said Iain Drummond, President and CEO of Imagis. "Alameda County's adoption of Imagis' innovative imaging and data sharing technology is an outstanding example of how law enforcement agencies around the world can share information captured by advanced facial recognition solutions to effectively identify and process offenders."

About IMAGIS
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including Toronto's Pearson International Airport, the world's 16th busiest airport. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number-two career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

About ORION
 ORION Scientific Systems, an international software consulting firm located in Sacramento, California, is a multidisciplinary research, analysis, consulting, and software development firm that specializes in solving complex, information processing based problems - particularly those encountered by decision-makers, business managers, and operations or support activities. ORION has been developing high-end state of the art information processing and intelligence systems for the United States Government for over 20 years. In addition, ORION has been a leader in Web based network systems, adapting many of its existing systems to web based technology as well as developing tools and applications to serve this growing environment. http://www.orionsci.com

About ALAMEDA COUNTY
 Alameda County covers 813 square miles and extends from the eastern shore of San Francisco Bay easterly to San Joaquin County. There are 14 incorporated cities including Oakland, Hayward and Fremont in the County with a population of 1.48 million and is adjacent to Silicon Valley. The Alameda County comprises 32 agencies and the Alameda County Sheriff's office operates three correctional facilities, of which two are booking sites: Glenn Dyer Detention Facility and Santa Rita Jail. Santa Rita Jail is one of the top 10 correctional facilities in the U.S. The Santa Rita jail is built on 110 acres and houses 3,500 inmates in 18 separate housing units. The Glenn Dyer Detention Facility is a high rise, maximum-security facility with a capacity of 707 inmates on six housing floors. Eight of the cities in Alameda County operate jails, where subjects are booked and processed.

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Imagis Technologies Inc.	Schwartz Communications Inc.
Sandra Buschau	Christina Schneider, Tara Dugan
Tel: + 1 604 684 2449	Tel: +1 415 512 0770
sandy@imagistechnologies.com	imagis@schwartz-pr.com